FIRST AMENDMENT TO

                 BALCHEM CORPORATION 401(K)/PROFIT SHARING PLAN

               Balchem Corporation, a corporation organized under the laws of the State of Maryland, and having executive offices at Route 6 and Route 284, Slate Hill, New York, hereby adopts this First Amendment to its 401(k)/Profit Sharing Plan, effective January 1, 1998:

               1.  Article I,  Definitions,  is amended by the addition of a new
Section 1.32 to read as follows:

               "1.32 Senior Grade Employees. Senior Grade Employees are those Participants who are in Company salary grades which exceed $100,000 per year, or whose Annual Compensation exceeds $100,000 in a particular Plan Year." IN WITNESS WHEREOF, the Company has set its corporate name hereto, by and through its duly authorized officer.

                                        BALCHEM CORPORATION

                                        By: /s/ Dino A. Rossi
                                        ------------------
                                        Its President

Dated: April 29, 1999